Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SEKISUI HOUSE U.S., INC.
ARTICLE I
The name of the Company is Sekisui House U.S., Inc.
ARTICLE II
The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as the same exists or as may hereafter be amended from time to time.
ARTICLE IV
This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is One Hundred and Fifty (150) shares, with par value of $0.01 per share.
The Company may issue fractional shares of Common Stock. The holders of fractional shares shall be entitled to all rights as stockholders of the Company to the extent provided herein and under applicable law in respect of such fractional shares.
ARTICLE V
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the Bylaws of the Company (the “Bylaws”).
ARTICLE VI
Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Company.
ARTICLE VII
To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the

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Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, and by any other applicable law, the Company shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative, including actions by or in the right of the Company (a “Claim”), by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee or agent (an “Agent”) of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer (“Expenses”) in connection with such Claim. Other employees, trustees and agents of the Company shall be indemnified upon such terms and conditions as the board of directors deems appropriate.
To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, Expenses incurred by an officer or director in defending or investigating a Claim shall be paid by the Company in advance of the final disposition of such Claim upon written request of such officer or director and delivery of an undertaking to repay such Expenses if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right of appeal that such officer or director is not entitled to be indemnified by the Company. Such Expenses incurred by other employees, trustees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The right to indemnification or advances granted by this Article VII shall be enforceable by the officer or director in any court of competent jurisdiction. The officer’s or director’s Expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such proceedings shall also be indemnified by the Company.
The indemnification and advancement of Expenses provided by, or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of Expenses may be entitled under any law, By-Law, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in the officer’s, director’s or Agent’s official capacity and as to action in another capacity while holding such office. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in this Article VII but whom the Company has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
The Company may purchase and maintain insurance on behalf of any person who is or was an officer, director or Agent of the Company, or is or was serving at the request of the Company as an Agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the officer, director or Agent and incurred by the officer, director or Agent in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify the officer, director or Agent against such liability under the provisions of this Article VII.

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The indemnification and advancement of Expenses provided by, or granted pursuant this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer or director of the Company or an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
For purposes of this Article VII, references to “the Company” shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE IX
The name and mailing address of the sole incorporator is as follows:
Wayne Farnsworth
450 West 50 North, Suite 200
Salt Lake City, Utah 84101
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[Signature appears on next page]

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IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation, this 4th day of September, 2025.

By: /s/ Toru Tsuji
Name: Toru Tsuji
Title: Chief Executive Officer, SH Residential Holdings, LLC